SECOND AMENDMENT TO CONFIDENTIAL CONSULTING AGREEMENT
This second amendment (the “Second Amendment”) to the Confidential Consulting Agreement dated June 3, 2020 (the “Agreement”) by and between the parties hereto, is executed as of the date shown on the signature page (the “Effective Date”), by and between FLG Partners, LLC, a California limited liability company (“FLG”), and Angion Biomedica Corp. (“Client”).
RECITALS
WHEREAS, FLG is in the business of providing certain financial services; and
WHEREAS, Client wishes to retain FLG to provide and FLG wishes to provide such services to Client on the terms set forth herein; and
WHEREAS, FLG has been continuously retained by Client since June 3, 2020; and
WHEREAS, the parties hereto wish to extend the term of the Agreement;
NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

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SECOND AMENDMENT TO CONFIDENTIAL CONSULTING AGREEMENT
1.Additional Compensation.     Exhibit A of the Agreement is amended to delete paragraph 7 in its entirety and replace it with the following language:
“7. Additional Compensation: Additional Compensation shall consistent of two non-qualified common stock purchase option grants (the “Options”): one granted as of August 31, 2020 in an amount equal to 36,000 shares (the “First Options”), and a second granted as of December 9, 2020 in an amount equal to 108,000 shares (the “Second Options”). The exercise price per share all of the Options (as determined by Client’s Board of Directors) shall be computed pursuant to and consistent with Client’s IRC §409A per share common stock valuation (the “Common Stock Value”) applicable the grant date for each Option. With respect to the First Options, nine thousand (9,000) of such First Options shall be vested upon grant, with the balance vesting ratably over the subsequent nine (9) months. Vesting of the First Options shall cease upon termination of the Agreement, and the First Options shall be exercisable for one (1) year after termination of the Agreement. With respect to the Second Options, all the Second Options shall commence vesting on June 1, 2021, at a rate of three thousand (3,000) per month, and shall cease vesting upon the earlier of (i) the termination of the Agreement, or (ii) the first month anniversary after the Client’s employment of a full time Chief Financial Officer. Vested Second Options shall be exercisable for ninety (90) days after termination of the Agreement.
Subject to compliance with applicable federal and state securities laws and regulations, all Options shall be issued 95% in the name of FLG Member and 5% in the name of FLG, each rounded to the nearest whole number of shares subject to the Options.”
2.Miscellaneous.    All other terms and conditions of the Agreement remain unchanged. This Second Amendment shall be incorporated in the Agreement as Exhibit C.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

CLIENT:
Angion Biomedica Corp.,
a Delaware corporation.
By:    Jay Venkatesan
Signed:
Title:    Chief Executive Officer
Address: 51 Charles Lindbergh Boulevard,
Uniondale, New York 11553
Tel:    (415) 655-4899
Email:    jrv@angion.com
FLG: FLG Partners, LLC, a California limited liability company. By: Jeffrey S. Kuhn Signed: Title: Managing Partner Effective Date: _____________________.

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